EXHIBIT 10.15
DiamondRock Hospitality Company

Performance Stock Unit Agreement

Name of Grantee: [Name]
Target No. of Relative TSR Performance Stock Units Granted: _____ (the “TSR Target Award”)
Target No. of Hotel Market Share Stock Units Granted: _______ (the “HMS Target Award”)
Grant Date of Award: May __, 2024
Performance Measure: Relative Total Shareholder Return (as described in Exhibit A) and Hotel Market Share (as described in Exhibit B).
Pursuant to the DiamondRock Hospitality Company 2024 Equity Incentive Plan as amended through the date hereof (the “Plan”), DiamondRock Hospitality Company (the “Company”) hereby grants a performance stock unit award (“Award”) consisting of the sum of:
(i)the number of Relative TSR Performance Stock Units listed above (“TSR Stock Units”); and
(ii)the number of Hotel Market Share Stock Units listed above (“HMS Stock Units”) (collectively with the TSR Stock Units, the “Performance Stock Units”)
to the Grantee named above.
Each TSR Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company, subject to the restrictions and conditions set forth herein and in the Plan, and subject to the performance of the Company’s stock relative to the Peer Set (as defined in Exhibit A) as calculated in accordance with Exhibit A.
Each HMS Stock Unit shall relate to one share of Stock of the Company, subject to the restrictions set forth herein and in the Plan, and subject to the market share of Company hotels relative to such hotel’s Competitive Set (as defined in Exhibit B) as calculated in accordance with Exhibit B.
The performance goals are set forth in Exhibits A and B (the “Performance Goals”).

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1.Definitions
(a)The following terms shall have the meanings ascribed to them in the Severance Agreement between the Grantee and the Company: (i) “Cause,” (ii) “Change in Control,” (iii) “Good Reason,” (iv) “Disability,” and (v) “Retirement.”
2.Acceptance of Award; Rights as Shareholder.
(a) The Grantee hereby acknowledges and understands that the Award represents a commitment of the Company to issue shares of Stock in the future, subject to the attainment of the Performance Goals and the receipt by the Company of a fully executed copy of this Agreement.
(b)The Award shall be settled by transferring to the Grantee a number of shares of Stock based on the TSR Target Award and HMS Target Award (as adjusted pursuant to Section 3) if, and only to the extent that, the Performance Goals are achieved during the TSR Performance Cycle and HMS Performance Cycle, respectively. The Administrator shall certify after the completion of the TSR Performance Cycle and HMS Performance Cycle, respectively, whether and to what extent the Performance Goals have been met. The actual number of shares of Stock to be issued to the Grantee will vary depending upon the attainment of the Performance Goals, and could be more or less than the TSR Target Award and/or HMS Target Award specified above.
(c)Upon such certification, the relevant number of shares of Stock (less withholding for tax purposes), in the form of fully vested shares of Stock, shall be issued and delivered to, or otherwise registered in book entry in the name of, the Grantee, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company and shall have all the rights of a shareholder with respect to such shares of Stock. Such vested shares of Stock shall be so issued and delivered to the Grantee no later than 30 days after the end of the later of the TSR Performance Cycle and the HMS Performance Cycle.
3.Dividends.
Accrued Dividends on the shares of Stock underlying the Performance Stock Units shall not be paid to the Grantee unless and until the Grantee vests in, and is issued, the relevant shares of Stock underlying the Performance Stock Units. The Grantee shall not be entitled to receive Accrued Dividends with respect to Performance Stock Units that do not vest.
4.Vesting of Performance Shares.
(a)Subject to Sections 4(b), 4(c), 4(d) and 4(e), on February 27, 2027, the Grantee shall vest in the Award to the extent determined in accordance with Exhibits A and B.
(b)Subject to Sections 4(c), 4(d) and 4(e), if the Grantee ceases to have any employment or other service relationship with the Company as an employee for any reason prior to the end of the TSR Performance Cycle or HMS Performance Cycle, the unvested Award shall be cancelled and no Stock shall be issued to the Grantee. The Grantee’s eligibility to receive any shares of Stock in connection with the Award is conditioned on (i) the Grantee’s continuous employment with the Company through the last day of the later of the TSR Performance Cycle and the HMS Performance Cycle and (ii) the attainment of the Performance Goals.
(c)Notwithstanding anything contained herein to the contrary, the Award shall vest immediately and shall not be cancelled as described in Section 4(b) above if the

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Grantee’s employment is terminated due to the Grantee’s death or Disability. In case of the occurrence of either such event, the actual numbers of shares of Stock to be issued to the Grantee will be determined in accordance with Exhibits A and B except that the TSR Multiplier and HMS Multiplier shall be deemed to be 100% and such shares of Stock shall be issued as soon as reasonably practicable after such death or Disability.
(d)Notwithstanding anything contained herein to the contrary, the Award shall be subject to continued vesting and shall not be cancelled as described in Section 4(b) above if the Grantee’s employment is terminated (i) without Cause, (ii) by the Grantee for Good Reason or (iii) upon Retirement, and, in all such cases, the Grantee adheres to all restrictions, covenants and promises in the Severance Agreement, including execution and delivery of a general release in accordance with the Severance Agreement. In case of the occurrence of any such event, at the end of the later of the TSR Performance Cycle and the HMS Performance Cycle, the actual number of shares of Stock to be issued to the Grantee will be determined in accordance with Exhibits A and B except that the TSR Multiplier and HMS Multiplier shall be deemed to be 100%. For the avoidance of doubt, any such continued vesting shall mean that the Grantee does not need to be continuously employed through the end of the TSR Performance Cycle or HMS Performance Cycle, but the Award will still be paid at the end of the later of the TSR Performance Cycle and the HMS Performance Cycle in accordance with the provisions of Section 2(c) hereof.
(e)Notwithstanding anything contained herein to the contrary or in Section 3(c) of the Plan, in the event of a Change in Control, the TSR Performance Cycle and HMS Performance Cycle shall be deemed to have ended on the day immediately preceding the Change in Control and the attainment of the Performance Goals shall be calculated by reference to the Stock Price and Other Consideration, if any, on the date immediately preceding the Change in Control. However, the actual number of shares of stock determined to be issued to such Grantee shall vest as follows:
(f) (i) Such shares of Stock shall vest as of the date immediately preceding the Change of Control if the surviving or successor entity in the Change in Control does not continue, assume or replace such shares of Stock with a substitute grant with the same intrinsic value; or
(g)(ii) If the surviving or successor entity in the Change in Control continues, assumes or replaces such shares of stock with a substitute grant with the same intrinsic value (“Substitute Stock”), then such shares of Substitute Stock shall vest on the earlier of (x) the last day of the later of the TSR Performance Cycle and the HMS Performance Cycle if the Grantee provides continuous service to the Company or an affiliate or the surviving or successor entity or one of its affiliates until the last day of the TSR Performance Cycle and HMS Performance Cycle or (y) the date that Grantee’s service to the Company or an affiliate or the surviving or successor entity or one of its affiliates is terminated (A) without Cause, (B) by the Grantee for Good Reason, (C) due to the Grantee’s death or Disability or (D) upon Retirement, and, in the case of vesting described in this clause (y), the TSR Multiplier and the HMS Multiplier shall be deemed to be 100%; provided such shares of Substitute Stock shall not vest and the Grantee will have no right to receive such shares if the Grantee is terminated with Cause or the Grantee’s employment is terminated by the Grantee without Good Reason prior to the end of the later of the TSR Performance Cycle and HMS Performance

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Cycle. For avoidance of doubt, Substitute Stock can only have the same intrinsic value if it is in the form of publicly registered stock that is readily traded on a major stock exchange.
5.Delivery of Stock.
The Company shall not be obligated to deliver any shares of Stock in accordance with the terms of the Award until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the national stock exchange on which the Common Stock is traded or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s General Counsel, or, in the absence of a Company General Counsel, the Company’s outside legal counsel.
6.Incorporation of Plan.
Notwithstanding anything herein to the contrary, this Agreement shall be subject to, and governed by, all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Transferability.
This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Award, and any shares of Stock issuable with respect to the Award may not be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law until (i) the Award has vested as provided in Section 4 of this Agreement and (ii) shares of Stock have been issued to the Grantee. Any attempted disposition of Stock not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any shares of Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any shares of Stock.
8. Withholding.
Upon the settlement of the Award, the Company shall withhold from the shares of Stock to be issued to the Grantee, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum Federal, state and local tax required to be withheld by the Company as a result of such taxable event.
9.Deferred Stock Unit Awards.
Notwithstanding anything contained herein to the contrary, to the extent that the Grantee has validly elected to defer the Stock issuable under this Agreement, then, in lieu of receiving shares of Stock as provided herein, the Grantee shall receive Deferred Stock Units (as defined in the Plan or any successor Plan) pursuant to a Deferred Stock Unit Award Agreement to be entered into at such time between the Grantee and the Company.

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10.Section 409A of the Code.
    This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
11.Data Privacy Consent.
    In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, the Operating Partnership, their Subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Miscellaneous.
(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the Grantee’s place of employment, or in either case at such other address as one party may subsequently furnish to the other party in writing.
(b)This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Relevant Companies, and neither the Plan nor this Agreement shall interfere in any way with the right of the Relevant Companies to terminate the employment of the Grantee at any time.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
DiamondRock Hospitality Company

By:
Name:
    Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
Dated:
Grantee’s Signature

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Exhibit A

Determination of Relative Total Shareholder Return
The actual number of shares of Stock, if any, to be issued to the Grantee is equal to the TSR Target Award plus Accrued Dividends (such amount, the “Adjusted TSR Target Amount”) multiplied by the TSR Multiplier (as determined below), subject to a maximum payout of 150% of the Target Award.
For purposes of determining the TSR Multiplier, the following terms shall have the meanings ascribed to them below:
“Accrued Dividends” means an additional number of shares of Stock equal to the dividends paid with respect to such vested TSR Stock Units based on the following assumptions: (i) that the Grantee had received the number of shares of Stock on the Grant Date corresponding to the number of TSR Stock Units in which the Grantee actually vests, and (ii) all of the dividends that would have been paid on such shares of Stock had they been issued on the Grant Date during the period from the Grant Date to the date of vesting were reinvested in Stock on the dividend payment date, utilizing the closing price on the New York Stock Exchange on each date that dividends were paid.

“Company Percentile Ranking” means the rank expressed as a percentile of the Company TSR among the Peer TSR of each of the companies in the Peer Set, determined as follows: If the company TSR equals the Peer TSR of any company in the Peer Set, then the Company’s percentile ranking shall equal the percentile of such company in the Peer Set. If the Company’s TSR does not equal the Peer TSR of any company in the Peer Set, the Company’s percentile ranking shall be determined by linear interpolation between the company in the Peer Set with a Peer TSR immediately below the Company TSR and the company in the Peer Set with a Peer TSR immediately above the Company TSR.

“Company TSR” means the total percentage return per share achieved by the Company’s Stock over the TSR Performance Cycle or such other measurement period, assuming contemporaneous reinvestment in the Stock of all dividends and other distributions at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price and the Final Stock Price.
“Final Stock Price” means the Stock Price on the last day of the TSR Performance Cycle.
“Initial Stock Price” means the Stock Price on the TSR Commencement Date.
“Other Consideration” means such other consideration (including cash) to be received by holders of Stock upon a Change in Control that is not reflected in the Stock Price on the date immediately preceding such Change in Control.
“Peer Final Stock Price” means the Stock Price on the last day of the TSR Performance Cycle of each company in the Peer Set.

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“Peer Initial Stock Price” means the Stock Price on the TSR Commencement Date, of each company in the Peer Set.
“Peer Set” means, each of the following companies:
Apple Hospitality REIT        Chatham Lodging Trust    RLJ Lodging Trust
Host Hotels & Resorts        Sunstone Hotel Investors    Xenia Hotels & Resorts, Inc.
Park Hotel & Resorts            Pebblebrook Hotel Trust
Ryman Hospitality Properties     Summit Hotel Properties

If any of such companies ceases to exist at any time during the TSR Performance Cycle, then the Administrator shall make a determination whether to retain the then-remaining Peer Set with such adjustment as the Administrator shall determine or whether to add another company with appropriate adjustment to the calculation of the TSR Multiplier set forth herein.
“Peer Set Rank” means the percentile rank of each company in the Peer Set determined as follows: Each company in the Peer Set will be ranked in order of the Peer TSR determined for such company. The company with the highest rank shall be deemed to have a percentile rank of 100% and the company with the lowest rank shall be deemed to have a percentile rank of 0%. Each of the remaining companies will be assigned a percentile rank equal to (i) (A) 100% divided by (B) the number of companies in the Peer Set less 1, multiplied by (ii) the number of companies below such company in the Peer TSR ranking. For example, if there are ten companies in the Peer Set, then the company with the highest Peer TSR will have a percentile rank equal to 100%, the next highest will have a percentile rank equal to 88.88%, the next highest, 77.77% and so on so that the company with the second to lowest Peer TSR will have a percentile ranking of 11.11% and the lowest, 0%.

“Peer TSR” means the total percentage return per share achieved by the stock of each company in the Peer Set over the TSR Performance Cycle, assuming contemporaneous reinvestment in such stock of all dividends and other distributions at the closing price of one share of such stock on the date such dividend or other distribution was paid, based on the Peer Initial Stock Price and the Peer Final Stock Price for each company in the Peer Set.
“Stock Price” means, as of a particular date, the closing price of one share of Company Stock or one share of the stock of each company in the Peer Set, as the case may be (or, if such date is not a trading day, the most recent trading day immediately preceding such date).
“TSR Commencement Date” means May 7, 2024.
“TSR Performance Cycle” means the period commencing on the TSR Commencement Date through February 26, 2027.

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The TSR Multiplier will be determined in accordance with the chart below.

Company Percentile Ranking	TSR Multiplier
Less than 30%	0%
Equal to 30%	50%
Equal to 50%	100%
Equal to 75%	150%
Greater than 75%	150%

If the Company Percentile Ranking is greater than 30% but less than 75%, then the TSR Multiplier will be determined by linear interpolation based on the nearest lower and nearest higher Company Percentile Ranking and TSR Multiplier in the table above.
In the event that the Company TSR is negative and the TSR Multiplier is greater than 100%, then the TSR Multiplier will be reduced by an amount equal to 25% of the TSR Multiplier but not below 100%. In the event that the Company TSR is negative and the TSR Multiplier is equal to or less than 100%, then there will be no adjustment to the TSR Multiplier.

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Exhibit B

Determination of Hotel Market Share
The actual number of shares of Stock, if any, to be issued to the Grantee is equal to the HMS Target Award plus Accrued Dividends (such amount, the “Adjusted HMS Target Amount”) multiplied by the HMS Multiplier (as determined below), subject to a maximum payout of 150% of the HMS Target Award.
For purposes of determining the HMS Multiplier, the following terms shall have the meanings ascribed to them below:
“Accrued Dividends” means an additional number of shares of Stock equal to the dividends paid with respect to such vested HMS Stock Units based on the following assumptions: (i) that the Grantee had received the number of shares of Stock on the HMS Grant Date corresponding to the number of HMS Stock Units in which the Grantee actually vests, and (ii) all of the dividends that would have been paid on such shares of Stock had they been issued on the HMS Grant Date during the period from the HMS Grant Date to the date of vesting were reinvested in Stock on the dividend payment date, utilizing the closing price on the New York Stock Exchange on each date that dividends were paid.
“Company Hotel” means each hotel held by the Company as of the end of the full calendar year prior to the Commencement Date, which is set forth in this Exhibit B, and any hotel acquired by the Company during the HMS Performance Cycle.

“Competitive Set” means the competitor hotels for each Company Hotel, which is set forth in this Exhibit B. If a hotel in one of the Competitive Sets ceases to operate or is no longer considered a competitor of a Company Hotel, then the Administrator shall make a determination whether to retain the then-remaining Competitive Set or add another competitor hotel with such adjustment to the Initial RevPAR Index as the Administrator shall then determine. If an Eligible Hotel is added during the HMS Performance Cycle, then the Competitive Set for such Eligible Hotel shall be the set determined under such Eligible Hotel’s management agreement or such other set determined by the Company.

“Eligible Hotel” means a Company Hotel that was held by the Company for more than 24 months as determined at the end of the HMS Performance Cycle.

“Final RevPAR Index” means the RevPAR Index for each Eligible Hotel as of the end of the full calendar year ended on the last day of the HMS Performance Cycle; provided, however, if an Eligible Hotel is sold by the Company prior to the end of the HMS Performance Cycle, then the Final RevPAR Index for such hotel shall be the RevPAR Index for the twelve (12) month period ended on the last day of the month immediately prior to the month in which the Company sold such hotel.
“HMS Commencement Date” means January 1, 2024.

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“HMS Performance Cycle” means the period commencing on the HMS Commencement Date through December 31, 2026.
“Hotel Market Share Percentage” means the ratio of Total Positive RevPAR Hotels to Total Eligible Hotels expressed as a percentage. As an example, if there are 30 Eligible Hotels, and all 30 are Positive RevPAR Hotels, then the ratio would be 30:30 and the Hotel Market Share Percentage would be 100%. As another example, if there are 30 Eligible Hotels, and 16 are Positive RevPAR Hotels, then the ratio would be 16:30 and the Hotel Market Share Percentage would be 53.3%.
“Initial RevPAR Index” means the RevPAR Index for each Eligible Hotel as of January 1, 2024, including any period during which any Company Hotel was not owned by the Company; provided, however, if an Eligible hotel that is purchased by the Company after the HMS Commencement Date, then the Initial RevPAR Index for such hotel shall be the RevPAR Index for the twelve (12) month period ended on the last day of the month immediately prior to the date that the Company purchased such hotel.

“Positive RevPAR Hotel” means each Eligible Hotel that has a Final RevPAR Index that is greater than its Initial RevPAR Index.

“RevPAR” means revenue per available room as defined by Smith’s STAR Report distributed by Smith Travel Research, Inc. or if the STAR Report is no longer being used, the aggregate gross room revenue of such hotel for a given period of time divided by the total guest rooms available for such period.

“RevPAR Index” means the fraction that is equal to (a) the RevPAR for the hotel divided by (b) the average RevPAR for the hotels in the Competitive Set. Appropriate adjustment to the Initial RevPAR Index or the Final RevPAR Index shall be made by the Administrator in the event of a major renovation or force majeure event affecting an Eligible Hotel or a competitor hotel in the Competitive Set.

“Total Eligible Hotels” means the sum of all Eligible Hotels.
“Total Positive RevPAR Hotels” means the sum of all Eligible Hotels that are Positive RevPAR Hotels.

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The HMS Multiplier will be determined in accordance with the chart below.

Hotel Market Share Percentage	HMS Multiplier
Equal to 0%	0%
Equal to 30%	50%
Equal to 50%	100%
Equal to 75%	150%
Greater than 75%	150%

If the Hotel Market Share Percentage is greater than 0% but less than 75%, then the HMS Multiplier will be determined by linear interpolation based on the nearest lower and nearest higher Hotel Market Share Percentage and HMS Multiplier in the table above.
Company Hotel and Initial RevPAR Index (shaded) followed by Competitive Set:

[To be attached.]

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